Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT	Barbara Baker	Karen Mac Donald
	VP, Investor Relations	Director, Communications
	(248) 258-7367	(248) 258-7469

FOR IMMEDIATE RELEASE

TAUBMAN ANNOUNCES MANAGEMENT TRANSITION DATE FOR NINE THIRD-PARTY MANAGED CENTERS

        BLOOMFIELD HILLS, Mich, October 15, 2004 — — Taubman Centers Inc. (NYSE:TCO) announced today that the company has reached agreement with General Motors Pension Trusts (GMPT) regarding the transition date for Taubman’s management contracts for nine centers the company currently manages on a third-party basis for GMPT. A list of the centers is attached.

        Taubman will cease management of the centers on November 1, 2004. Taubman and GMPT have agreed to waive the required 90-day cancellation notice for the management contracts. Taubman has agreed to accept $0.6 million, which will compensate the company for time for its transition activities.

        In addition, as previously announced, Taubman will incur a one-time organizational charge relating to the termination of these contracts. This charge, which is expected to occur in the fourth quarter of 2004, will be approximately $6 million.

        The company expects the impact of the loss of the management contracts for the nine centers will be approximately $4 million of Funds from Operations and Net Income in 2005. Excluding the effect of the non-recurring organizational charge, the impact on 2004 FFO and Net Income is not expected to be material.

        Taubman Centers, Inc., a real estate investment trust, currently owns and/or manages 31 urban and suburban regional and super regional shopping centers in 13 states from coast to coast. Northlake Mall (Charlotte, N.C.) is under construction and will open September 15, 2005. Taubman Centers is headquartered in Bloomfield Hills, Mich.

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This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management’s current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Taubman Centers/2

THIRD-PARTY MANAGED CENTERS THAT WILL TRANSITION

Briarwood (Ann Arbor, MI)

Columbus City Center (Columbus, OH)

The Falls (Miami, FL)

Hilltop (Richmond, CA)

Lakeforest (Gaithersburg, MD)

Marley Station (Anne Arundel County, MD)

Meadowood Mall (Reno, NV)

Stoneridge (Pleasanton, CA)

The Mall at Tuttle Crossing (Columbus, OH)